For Immediate Release
Contact: Robert Copple or Nikki Sacks
972-665-1500
CINEMARK REPORTS RESULTS FOR FOURTH QUARTER AND FISCAL YEAR 2008 AND
DECLARES QUARTERLY CASH DIVIDEND
Plano, TX, February 26, 2009 – Cinemark Holdings, Inc. (NYSE: CNK), a leading motion picture exhibitor, today reported results for the three months and year ended December 31, 2008.
Cinemark Holdings, Inc.’s revenues for the three months ended December 31, 2008 increased 3.7% to $407.8 million from $393.3 million for the three months ended December 31, 2007. During the three months ended December 31, 2008, admissions revenues increased 3.7% to $261.7 million and concession revenues increased 5.5% to $125.1 million. The increases were primarily related to a 5.9% increase in attendance.
Adjusted EBITDA for the three months ended December 31, 2008 increased to $84.2 million from $83.8 million for the three months ended December 31, 2007. Reconciliations of non-GAAP financial measures are provided in the financial schedules accompanying this press release.
“The motion picture industry continues to be a bright spot in the economy, experiencing strong fourth quarter performance in an increasingly challenging global economic environment. Cinemark not only increased attendance in both domestic and international markets during the quarter, but we also improved our domestic and international average ticket prices and concession revenues per patron, excluding the impact of changes in foreign currency exchange rates. As in past recessions, consumers have proven that they recognize the cinema as an opportunity to affordably escape from every day pressures,” stated Alan Stock, Cinemark’s Chief Executive Officer.
Net loss for the three months ended December 31, 2008 was $89.5 million, primarily due to $105.4 million of impairment charges. Net loss for the three months ended December 31, 2007 was $53.8 million, primarily due to $26.2 million of impairment charges. The impairments are non-cash charges to earnings and did not affect the Company’s liquidity or cash flows from operating activities.
Cinemark Holdings, Inc.’s revenues for the year ended December 31, 2008 increased 3.5% to $1,742.3 million from $1,682.8 million for the year ended December 31, 2007. During the year ended December 31, 2008, admissions revenues increased 3.6% to $1,127.0 million and concession revenues increased 3.5% to $534.8 million. The increases were primarily related to a 4.3% increase in average ticket prices and a 4.1% increase in concession revenues per patron.
Adjusted EBITDA for the year ended December 31, 2008 was $370.3 million, a decrease of 1.8% from $376.9 million for the year ended December 31, 2007. Reconciliations of non-GAAP financial measures are provided in the financial schedules accompanying this press release.
Net loss for the year ended December 31, 2008 was $48.3 million compared to net income of $88.9 million for the year ended December 31, 2007. Net income for the year ended December 31, 2007 benefited from a $129.6 million after-tax gain on the NCM Transaction.
The Company had cash of approximately $350 million as of December 31, 2008. During the year ended December 31, 2008, the Company repurchased approximately $47 million aggregate principal amount at maturity of its 9 3/4% senior discount notes utilizing the proceeds from its initial public offering. As a result of the repurchases and regular payments on its debt, the Company reduced its long-term debt, net of cash, by approximately $26.8 million to $1.16 billion as of December 31, 2008.
The Company’s board of directors has declared a cash dividend for its fourth quarter of fiscal 2008 of $0.18 per share of common stock. The dividend will be paid on March 20, 2009 to stockholders of record on March 5, 2009.
On December 31, 2008, the Company’s aggregate screen count was 4,783, with screens in the United States, Canada, Mexico, Argentina, Brazil, Chile, Ecuador, Peru, Honduras, El Salvador, Nicaragua, Costa Rica, Panama and Colombia. As of December 31, 2008, the Company had signed commitments to open six new theatres with 69 screens during 2009 and open five new theatres with 78 screens subsequent to 2009.
Conference Call
The Company will host a conference call and audio webcast with investors, analysts and other interested parties today at 8:30 Eastern time. The call can be accessed live over the phone by dialing (800) 374-1346, or for international callers, (706) 679-3149. A replay will be available shortly after the call and can be accessed by dialing (800) 642-1687, or for international callers, (706) 645-9291. The passcode for the replay is 85184184. The replay will be available until March 1, 2009.
About Cinemark Holdings, Inc.
Headquartered in Plano, TX, Cinemark is a leader in the motion picture exhibition industry. As of December 31, 2008, Cinemark operates 420 theatres and 4,783 screens in 38 states in the United States and internationally in 12 countries, mainly in Mexico, South and Central America. For more information go to www.cinemark.com.
Forward-looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The “forward-looking statements” include our current expectations, assumptions, estimates and projections about our business and our industry. They include statements relating to future revenues, expenses and profitability, the future development and expected growth of our business, projected capital expenditures, attendance at movies generally or in any of the markets in which we operate, the number or diversity of popular movies released and our ability to successfully license and exhibit popular films, national and international growth in our industry, competition from other exhibitors and alternative forms of entertainment and determinations in lawsuits in which we are defendants. You can identify forward-looking statements by the use of words such as “may,” “should,” “will,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “plans,” “expects,” “future” and “intends” and similar expressions which are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. In evaluating forward-looking statements, you should carefully consider the risks and uncertainties described in the “Risk Factors” section or other sections in the Company’s Annual Report on Form 10-K filed March 28, 2008 and quarterly reports on Form 10-Q. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements and risk factors. Forward-looking statements contained in this press release reflect our view only as of the date of this press release. We undertake no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Cinemark Holdings, Inc.
Financial and Operating Summary
(unaudited, in thousands)

	Three months ended		Years ended
	December 31,		December 31,
	2008	2007	2008	2007
Statement of Operations Data:
Revenues
Admissions	$261,732	$252,422	$1,126,977	$1,087,480
Concession	125,129	118,644	534,836	516,509
Other	20,953	22,218	80,474	78,852

Total revenues	407,814	393,284	1,742,287	1,682,841

Cost of operations
Film rentals and advertising	141,049	135,517	612,248	589,717
Concession supplies	20,175	18,403	86,618	81,074
Facility lease expense	54,213	52,889	225,595	212,730
Other theatre operating expenses	95,595	89,243	386,764	364,569
General and administrative expenses	22,980	21,787	90,788	79,518
Termination of profit participation agreement	—	—	—	6,952
Depreciation and amortization	42,567	38,289	158,034	151,716
Impairment of long-lived assets	105,387	26,168	113,532	86,558
(Gain) loss on sale of assets and other	5,277	(2,336)	8,488	(2,953)

Total cost of operations	487,243	379,960	1,682,067	1,569,881

Operating income (loss)	(79,429)	13,324	60,220	112,960
Interest expense (1)	(26,311)	(33,830)	(116,058)	(145,596)
Gain on NCM transaction	—	—	—	210,773
Gain on Fandango transaction	—	—	—	9,205
Gain (loss) on early retirement of debt	1,738	(1,920)	1,698	(13,456)
Distributions from NCM	6,661	5,745	18,838	11,499
Other income	3,001	5,114	8,032	15,497

Income (loss) before income taxes	(94,340)	(11,567)	(27,270)	200,882
Income taxes	(4,793)	42,198	21,055	111,962

Net income (loss)	$(89,547)	$(53,765)	$(48,325)	$88,920

Net Earnings (Loss) Per Share:
Basic	$(0.83)	$(0.50)	$(0.45)	$0.87

Diluted	$(0.83)	$(0.50)	$(0.45)	$0.85

Other Financial Data:
Adjusted EBITDA (2)	$84,157	$83,800	$370,292	$376,938

	As of
	December 31,
	2008	2007
Balance Sheet Data:
Cash and cash equivalents	$349,603	$338,043
Theatre properties and equipment, net	1,208,283	1,314,066
Total assets	3,065,708	3,296,892
Long-term debt, including current portion	1,508,462	1,523,745
Stockholders’ equity	811,256	1,019,203

Segment Information
(unaudited, in thousands)

	Three months ended		Years ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenues
U.S.	$332,194	$318,207	$1,360,176	$1,352,042
International	76,360	75,663	385,817	333,624
Eliminations	(740)	(586)	(3,706)	(2,825)

Total Revenues	$407,814	$393,284	$1,742,287	$1,682,841

Adjusted EBITDA (2)
U.S.	$72,633	$72,195	$291,487	$309,800
International	11,524	11,605	78,805	67,138

Total Adjusted EBITDA	$84,157	$83,800	$370,292	$376,938

Capital Expenditures
U.S.	$26,512	$28,649	$77,193	$110,496
International	8,262	7,606	28,916	35,808

Total Capital Expenditures	$34,774	$36,255	$106,109	$146,304

Additional Segment Information (1)
(unaudited)

	U.S. Operating Segment			International Operating Segment			Consolidated
	Three Months Ended			Three Months Ended			Three Months Ended
	December 31,			December 31,			December 31,
			%			%			%
	2008	2007	Change	2008	2007	Change	2008	2007	Change
Admissions revenues	$216.6	$207.5	4.4%	$45.1	$44.9	0.4%	$261.7	$252.4	3.7%
Concession revenues	$103.0	$98.1	5.0%	$22.1	$20.5	7.8%	$125.1	$118.6	5.5%
Other revenues(2)	$11.9	$12.0	(0.8%)	$9.1	$10.3	(11.7%)	$21.0	$22.3	(5.8%)
Total revenues(2)	$331.5	$317.6	4.4%	$76.3	$75.7	0.8%	$407.8	$393.3	3.7%
Attendance	35.7	34.9	2.3%	14.7	12.7	15.7%	50.4	47.6	5.9%
Average ticket price	$6.07	$5.95	2.0%	$3.07	$3.54	(13.3)%	$5.19	$5.30	(2.1)%
Concession per patron	$2.89	$2.81	2.8%	$1.50	$1.62	(7.4)%	$2.48	$2.49	(0.4)%
Revenues per average screen(2)	$89,124	$87,475	1.9%	$73,671	$75,606	(2.6%)	$85,756	$84,910	1.0%

	U.S. Operating		International Operating
	Segment		Segment		Consolidated
	Three Months Ended		Three Months Ended		Three Months Ended
	December 31,		December 31,		December 31,
	2008	2007	2008	2007	2008	2007
Film rentals and advertising	$118.9	$112.9	$22.1	$22.6	$141.0	$135.5
Concession supplies	14.1	13.0	6.1	5.4	20.2	18.4
Salaries and wages	38.5	35.1	7.2	6.9	45.7	42.0
Facility lease expense	41.9	40.2	12.3	12.8	54.2	53.0
Utilities and other	38.3	39.0	11.6	8.2	49.9	47.2

Total theatre operating costs	$251.7	$240.2	$59.3	$55.9	$311.0	$296.1

(1)	Revenues and attendance are in millions. Average ticket price, concession per patron and revenues per average screen are in dollars.

(2)	U.S. operating segment revenues include eliminations of intercompany transactions with the international operating segment.

Additional Segment Information, continued (1)
(unaudited)

	U.S. Operating Segment			International Operating Segment			Consolidated
	Year Ended			Year Ended			Year Ended
	December 31,			December 31,			December 31,
			%			%			%
	2008	2007	Change	2008	2007	Change	2008	2007	Change
Admissions revenues	$889.1	$879.1	1.1%	$237.9	$208.4	14.2%	$1,127.0	$1,087.5	3.6%
Concession revenues	$426.5	$424.4	0.5%	$108.3	$92.1	17.6%	$534.8	$516.5	3.5%
Other revenues(2)	$40.9	$45.6	(10.3%)	$39.6	$33.2	19.3%	$80.5	$78.8	2.2%
Total revenues(2)	$1,356.5	$1,349.1	0.5%	$385.8	$333.7	15.6%	$1,742.3	$1,682.8	3.5%
Attendance	147.9	151.7	(2.5%)	63.4	61.0	3.9%	211.3	212.7	(0.7%)
Average ticket price	$6.01	$5.79	3.8%	$3.75	$3.42	9.6%	$5.33	$5.11	4.3%
Concession per patron	$2.88	$2.80	2.9%	$1.71	$1.51	13.2%	$2.53	$2.43	4.1%
Revenues per average screen (2)	$368,313	$376,771	(2.2%)	$378,252	$341,451	10.8%	$370,469	$369,200	0.3%

	U.S. Operating		International Operating
	Segment		Segment		Consolidated
	Year Ended		Year Ended		Year Ended
	December 31,		December 31,		December 31,
	2008	2007	2008	2007	2008	2007
Film rentals and advertising	$494.6	$485.2	$117.6	$104.5	$612.2	$589.7

Concession supplies	58.5	57.8	28.1	23.3	86.6	81.1

Salaries and wages	149.5	146.7	31.5	26.6	181.0	173.3

Facility lease expense	166.8	161.7	58.8	51.0	225.6	212.7

Utilities and other	151.8	149.0	54.0	42.3	205.8	191.3

Total theatre operating costs	$1,021.2	$1,000.4	$290.0	$247.7	$1,311.2	$1,248.1

(1)	Revenues and attendance are in millions. Average ticket price, concession per patron and revenues per average screen are in dollars.

(2)	U.S. operating segment revenues include eliminations of intercompany transactions with the international operating segment.

Reconciliation of Adjusted EBITDA
(unaudited, in thousands)

	Three months ended		Years ended
	December 31,		December 31,
	2008	2007	2008	2007
Net income (loss)	$(89,547)	$(53,765)	$(48,325)	$88,920
Income taxes	(4,793)	42,198	21,055	111,962
Interest expense (1)	26,311	33,830	116,058	145,596
Gain on NCM transaction	—	—	—	(210,773)
Gain on Fandango transaction	—	—	—	(9,205)
(Gain) loss on early retirement of debt	(1,738)	1,920	(1,698)	13,456
Other income	(3,001)	(5,114)	(8,032)	(15,497)
Termination of profit participation agreement	—	—	—	6,952
Depreciation and amortization	42,567	38,289	158,034	151,716
Impairment of long-lived assets	105,387	26,168	113,532	86,558
(Gain) loss on sale of assets and other	5,277	(2,336)	8,488	(2,953)
Deferred lease expenses (3)	1,494	1,373	4,350	5,979
Amortization of long-term prepaid rents (3)	425	321	1,717	1,146
Share based awards compensation expense (4)	1,775	916	5,113	3,081

Adjusted EBITDA (2)	$84,157	$83,800	$370,292	$376,938

(1)	Includes amortization of debt issue costs and excludes capitalized interest.

(2)	Adjusted EBITDA as calculated in the chart above represents net income (loss) before income taxes, interest expense, gain on NCM transaction, gain on Fandango transaction, (gain) loss on early retirement of debt, other income, termination of profit participation agreement, depreciation and amortization, impairment of long-lived assets, (gain) loss on sale of assets and other, changes in deferred lease expense, amortization of long-term prepaid rents and share based awards compensation expense. Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income (loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and liquidity, estimate our value and evaluate our ability to service debt. In addition, we use Adjusted EBITDA for incentive compensation purposes.

(3)	Non-cash expense included in facility lease expense.

(4)	Non-cash expense included in general and administrative expenses.